EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Michael C. Coffman

405.948.1560

Website: www.panhandleoilandgas.com

Dec. 13, 2016

PANHANDLE OIL AND GAS INC.

ANNOUNCES EXECUTIVE CHANGES

OKLAHOMA CITY – PANHANDLE OIL AND GAS INC., the “Company,” (NYSE: PHX) today announced executive management changes.

As announced in March 2016, Michael C. Coffman, 63, President, CEO and Director of Panhandle Oil and Gas Inc., will retire from the Company effective Dec. 31, 2016, after 26 years of service.

Senior Vice President and COO Paul Blanchard, 56, will take over the position of President and CEO on Jan. 1, 2017. In addition, Blanchard has been appointed to the Board of Directors to fill the vacancy created by Coffman’s retirement effective Jan. 1, 2017. He will be recommended for election as a director at the 2017 Annual Meeting.

Blanchard joined Panhandle in 2009 as Vice President and COO and was promoted to Senior Vice President and COO the following year. Prior to joining Panhandle, he was the sole proprietor of a consulting petroleum engineering firm. Before that he served from 1997 to 2007 as Vice President of the Mid-Continent Business Unit of Range Resources in Oklahoma City. Blanchard holds a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma and has 35 years of experience in engineering, operations and executive management.

“I would like to thank Mike for his 26 years of service to Panhandle and wish him well in his much-deserved retirement,” said Robert O. Lorenz, Lead Independent Director of Panhandle. “I would also like to welcome Paul to his new position as President and CEO and as a member of the Panhandle Board of Directors.”

Freda R. Webb, currently Reservoir Engineering Manager for Panhandle Oil and Gas, has been elected Vice President, Operations. She will take that post on Jan. 1, 2017.

Webb worked as a reservoir engineering consultant for Panhandle from 2011 to 2015. In 2015, she was appointed Reservoir Engineering Manager. Prior to Panhandle, she held various reservoir engineering, acquisitions, corporate planning and management positions for Cities Services, Occidental Petroleum and Southwestern Energy and has more than 35 years of experience. Webb is a graduate of the University of Oklahoma with a Bachelor of Science degree in Mechanical Engineering and from the University of Southern California with a Masters of Science in Petroleum Engineering.

Robb P. Winfield, currently Controller and Chief Accounting Officer of Panhandle Oil and Gas has been elected Vice President, CFO and Controller. He will take over the post on Jan. 1, 2017.

Winfield served as Controller of Panhandle from 2008 to 2009, when he was elected Controller and CAO. He was employed by Chesapeake Energy Corporation from 2004 to 2008 as Revenue Coordinator and Supervisor and worked as an auditor at Ernst and Young LLP from 1999 to 2004. Winfield is a graduate of the University of Oklahoma with a Bachelor of Business Administration in Accounting.

Lonnie J. Lowry, currently Vice President, CFO and Corporate Secretary of Panhandle Oil and Gas, will become Vice President, Corporate Secretary effective Jan. 1, 2017.

Panhandle Oil and Gas Inc. (NYSE: PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the Internet at www.panhandleoilandgas.com.

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